                  MACE SECURITY INTERNATIONAL, INC.

                             Exhibit 11

            Schedule of Computation of Primary Net Income
                             Per Share

Three Months Ended September 30,                                      Nine Months Ended September 30,
      1996           1995                                                  1996             1995
  ----------       ---------                                             ---------       ---------
   6,825,000       6,805,000        Common Stock outstanding at          6,825,000       6,805,000
                                     end of period

                                    Adjustment to ending shares to
                                     arrive at weighted average for
                                     the period:  Shares issued to
                                     Robert D. Norman in accordance
         ---             ---         with Employment Agreement(1)            6,788             ---
  ----------       ---------                                             ---------       ---------
   6,825,000       6,805,000                                             6,818,212       6,805,000
  ==========       =========                                             =========       =========
  $ (252,547)      $ (14,410)       Net (loss) income                    $(143,013)      $  23,741
  ==========       =========                                             =========       =========
  $    (0.04)      $   (0.00)       Net (loss) income per share          $   (0.02)      $    0.00
  ==========       =========                                             =========       =========


(1) Calculated as follows: Number of shares outstanding multiplied by the reciprocal of the number of days outstanding divided by the number of days in the period.

Shares offered for the nine months:
    September 30, 1996              20,000 x (93/274)                    6,788


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